REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Trustees of the

Quantitative Group of Funds d/b/a Quant Funds

We have audited the accompanying statements of assets and liabilities of the Quant Small Cap Fund, Quant Long/Short Fund, Quant Emerging Markets Fund, Quant Foreign Value Fund, and Quant Foreign Value Small Cap Fund, each series of the Quantitative Group of Funds d/b/a “Quant Funds” (the “Trust”), including the schedules of investments, as of March 31, 2010, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended (with respect to Quant Foreign Value Small Cap Fund, for the year in the period then ended and the period May 2, 2008 to March 31, 2009), the statement of cash flows of the Quant Long/Short Fund for the year then ended, and the financial highlights for each of the three years in the period then ended (with respect to Quant Foreign Value Small Cap Fund, for the year in the period then ended and the period May 2, 2008 to March 31, 2009). These financial statements and financial highlights are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The financial highlights for each of the two years in the period ended March 31, 2007 were audited by other auditors whose report dated May 24, 2007 expressed an unqualified opinion on such financial highlights.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of March 31, 2010 by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the above mentioned series of the Quant Funds, as of March 31, 2010, the results of their operations, the changes in their net assets, the statement of cash flows of the Quant Long/Short Fund and the financial highlights for the periods indicated above, in conformity with accounting principles generally accepted in the United States of America.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

May 26, 2010